Exhibit 99.1

GOLDFIELD ANNOUNCES 2014 SECOND QUARTER RESULTS AND RECORD BACKLOG
MELBOURNE, Florida, August 14, 2014 - The Goldfield Corporation (NYSE MKT: GV) today announced its operating results for the three and six months ended June 30, 2014. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
Six Months Ended June 30, 2014
Revenue for the six months ended June 30, 2014, increased to $47.3 million from $43.1 million in the comparable prior year period. The increase in electrical construction revenue is mainly due to additional revenue from our newly acquired subsidiary, C and C Power Line, Inc. (“C&C”).
Income from continuing operations before income taxes for the six months ended June 30, 2014, was $1.2 million compared to $2.9 million in 2013. This decrease largely resulted from higher electrical construction operations costs attributable to approximately $1.2 million in project expenses caused by unanticipated geological conditions on one project, as well as increases in our total depreciation expense and selling, general and administrative expenses associated with C&C.
Net income for the six months ended June 30, 2014, was $97,000, or nil per share, compared to net income of $1.1 million, or $0.04 income per share, in the comparable prior year period. Our net income for the six months ended June 30, 2014 and 2013, include a special charge (after tax) of $665,000 and $748,000, respectively, in discontinued operations in connection with a previously disclosed EPA matter.
Three Months Ended June 30, 2014
Revenue for the three months ended June 30, 2014, increased 23% to $25.3 million from $20.6 million in the comparable prior year period. The improved electrical construction revenue was mainly attributable to several large projects in the Carolinas, Florida, and Texas, as well as additional revenue from our newly acquired subsidiary, C&C.
Income from continuing operations before income taxes for the three months ended June 30, 2014, was $693,000 compared to $97,000 in 2013.
Net loss for the three months ended June 30, 2014, was $(238,000), or $(0.01) loss per share, compared to $(706,000), or $(0.03) loss per share, in the comparable prior year period. These net losses resulted from special charges (after tax) of $665,000 and $748,000, respectively, in discontinued operations in connection with a previously disclosed EPA matter.
Backlog
As previously announced the Company has been focusing on developing and growing electrical construction services under multi-year Master Service Agreements (“MSAs”), which provide for more consistent work load and improved operating efficiencies. This effort has scored significant success in the second quarter. Total MSA backlog grew five-fold to approximately $190 million as of June 30, 2014, from $31 million as of June 30, 2013. If MSA contracts awarded since July 1, 2014 were included as of June 30, 2014, the total estimated MSA backlog would be approximately $266 million.

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In addition, project-specific firm contracts to be completed within 12 months grew to approximately $34 million as of June 30, 2014, from approximately $25 million as of June 30, 2013. As of June 30, 2014 our total backlog was $224 million (excluding $76 million awarded since July 1, 2014), compared to $56 million as of June 30, 2013. Of the $224 million backlog as of June 30, 2014, $34 million is believed to be firm under existing project-specific fixed-price and maintenance contracts and the balance represents the estimated value of future services under our existing MSAs. We expect approximately $60 million (27%) of this backlog to be completed within the next 12 months.
Our backlog represents the uncompleted portion of services to be performed under existing project-specific fixed-price and maintenance contracts and the estimated value of future services that we expect to provide under our existing MSAs. The existing MSAs have initial terms ranging from one year to four years, and some provide for additional renewals at the option of the customer. Our total MSA calculation assumes exercise of the renewal options. Revenue from assumed exercise of renewal options represents 47% of our total estimated MSA backlog as of June 30, 2014.
The estimated amount of backlog for work under MSAs is calculated by using recurring historical trends in current MSAs and projected customer needs based upon ongoing communications with the customer. The size and amount of projects we may be awarded under MSAs cannot be determined with certainty and actual future revenue from such contracts may vary substantially from our current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “The dramatic increase in our electrical construction MSAs attests to the strength of our operations and the success of efforts to grow that business.” “This portends well for our future.” Mr. Sottile added.

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our second quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
Electrical construction	$22,890,318	$20,122,325	$44,409,433	$42,646,626
Other	2,439,772	444,262	2,851,903	446,024
Total revenue	25,330,090	20,566,587	47,261,336	43,092,650
Costs and expenses
Electrical construction	19,963,568	17,743,041	38,291,826	35,294,933
Other	2,009,762	357,604	2,318,066	359,366
Selling, general and administrative	1,137,747	993,264	2,251,974	1,871,029
Depreciation and amortization	1,521,395	1,267,303	3,020,300	2,411,873
Gain on sale of property and equipment	(154,896)	(24,955)	(162,901)	(27,455)
Total costs and expenses	24,477,576	20,336,257	45,719,265	39,909,746
Total operating income	852,514	230,330	1,542,071	3,182,904
Other income (expense), net
Interest income	1,418	5,479	9,111	11,268
Interest expense	(174,682)	(154,470)	(352,494)	(285,332)
Other income, net	14,245	15,443	28,228	28,561
Total other expense, net	(159,019)	(133,548)	(315,155)	(245,503)
Income before income taxes	693,495	96,782	1,226,916	2,937,401
Income tax provision	266,443	54,589	464,583	1,099,700
Income from continuing operations	427,052	42,193	762,333	1,837,701
Loss from discontinued operations, net of tax benefit of $405,478 in 2014 and $451,560 in 2013	(665,347)	(748,440)	(665,347)	(748,440)
Net (loss) income	$(238,295)	$(706,247)	$96,986	$1,089,261

Net (loss) income per share of common stock — basic and diluted
Continuing operations	$0.02	$0.00	$0.03	$0.07
Discontinued operations	(0.03)	(0.03)	(0.03)	(0.03)
Net (loss) income per share of common stock — basic and diluted	$(0.01)	$(0.03)	$0.00	$0.04
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$11,420,841	$20,214,569
Accounts receivable and accrued billings, net	12,507,786	14,194,959
Costs and estimated earnings in excess of billings on uncompleted contracts	4,662,900	4,991,754
Income taxes receivable	616,286	452,099
Real estate inventory	246,611	395,062
Residential properties under construction	—	1,616,916
Prepaid expenses	1,132,609	471,221
Deferred income taxes	743,225	621,632
Other current assets	337,004	74,976
Total current assets	31,667,262	43,033,188

Property, buildings and equipment, at cost, net	36,708,552	31,853,982
Deferred charges and other assets	3,632,205	2,691,818
Total assets	$72,008,019	$77,578,988

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,411,530	$7,852,337
Current portion of notes payable	6,734,139	13,046,080
Accrued remediation costs	920,792	155,667
Other current liabilities	663,980	55,846
Total current liabilities	15,730,441	21,109,930

Deferred income taxes	6,102,420	5,982,368
Accrued remediation costs	969,686	900,000
Notes payable, less current portion	17,993,311	18,485,681
Other accrued liabilities	38,443	24,277
Total liabilities	40,834,301	46,502,256
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	11,218,845	11,121,859
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	31,173,718	31,076,732
Total liabilities and stockholders' equity	$72,008,019	$77,578,988